                            ASSET PURCHASE AGREEMENT


                                      AMONG


                            PVC CONTAINER CORPORATION


                                  AS PURCHASER


                                       AND


                           MCKECHNIE INVESTMENTS, INC.


                                       AND


                      CHARTER SUPPLY COMPANY, INC., TRADING
                         AS MCKECHNIE PLASTIC PACKAGING


                                   AS SELLERS








                              AS OF MARCH 30, 1998

                                TABLE OF CONTENTS

Item                                                                                                           Page
----                                                                                                           ----

ARTICLE I             SALE AND PURCHASE...........................................................................1
         SECTION 1.1             Assets to be Sold and Purchased..................................................1
         SECTION 1.2             Assumed Liabilities..............................................................3
         SECTION 1.3             Excluded Liabilities.............................................................4
         SECTION 1.4             Purchase Price...................................................................5
         SECTION 1.5             Allocation of the Purchase Price.................................................5
         SECTION 1.6             Closing..........................................................................5
         SECTION 1.7             Non-Assignable Contracts.........................................................6

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLER....................................................7
         SECTION 2.1             Organization of Seller...........................................................7
         SECTION 2.2             Due Authorization................................................................8
         SECTION 2.3             No Violation; Consents and Approvals.............................................8
         SECTION 2.4             Financial Information............................................................9
         SECTION 2.5             Absence of Certain Changes or Events.............................................9
         SECTION 2.6             Certain Contracts and Commitments................................................9
         SECTION 2.7             Employee Benefit Plans......................................................... 10
         SECTION 2.8             Litigation..................................................................... 10
         SECTION 2.9             Assets......................................................................... 10
         SECTION 2.10            Intellectual Property.......................................................... 11
         SECTION 2.11            Compliance with Laws........................................................... 12
         SECTION 2.12            Permits........................................................................ 12
         SECTION 2.13            Inventory...................................................................... 12
         SECTION 2.14            Brokers and Finders............................................................ 13
         SECTION 2.15            Insurance...................................................................... 13
         SECTION 2.16            Labor Matters.................................................................. 13
         SECTION 2.17            Customers and Suppliers........................................................ 14
         SECTION 2.18            Disclosure..................................................................... 14
         SECTION 2.19            Taxes.......................................................................... 14
         SECTION 2.20            Environmental Matters.......................................................... 15
         SECTION 2.21            Accounts Receivable............................................................ 16

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................... 17
         SECTION 3.1             Organization of Purchaser...................................................... 17
         SECTION 3.2             Execution and Binding Effect................................................... 17
         SECTION 3.3             No Violation; Consents and Approvals........................................... 17
         SECTION 3.4             Litigation..................................................................... 18
         SECTION 3.5             Brokers and Finders............................................................ 18

ARTICLE IV            COVENANTS................................................................................. 18
         SECTION 4.1             Efforts; Further Assurances; Permits........................................... 18
         SECTION 4.2             Employee Matters............................................................... 19

         SECTION 4.3             Transfer Taxes; Expenses....................................................... 21
         SECTION 4.4             Access to Records.............................................................. 21
         SECTION 4.5             Assets After Closing........................................................... 21
         SECTION 4.6             Intellectual Property Cooperation.............................................. 22

ARTICLE V             CONDITIONS TO PURCHASER'S OBLIGATIONS..................................................... 22
         SECTION 5.1             Representations and Warranties of Sellers to be True;
                                 Performance by Sellers; Certificates........................................... 22
         SECTION 5.2             Agreements..................................................................... 22
         SECTION 5.3             Survey and Title Insurance; Defects............................................ 22
         SECTION 5.4             Consents....................................................................... 23
         SECTION 5.5             No Proceeding or Litigation.................................................... 23
         SECTION 5.6             Opinion of Counsel for Seller.................................................. 23
         SECTION 5.7             Consent of Directors of Purchaser.............................................. 23

ARTICLE VI            CONDITIONS TO SELLERS' OBLIGATIONS........................................................ 24
         SECTION 6.1             Representations and Warranties of Purchaser to be True;
                                 Performance by Purchaser; Certificate.......................................... 24
         SECTION 6.2             Agreements..................................................................... 24
         SECTION 6.3             Consents....................................................................... 24
         SECTION 6.4             No Proceeding or Litigation.................................................... 24
         SECTION 6.5             Opinion of Counsel for Purchaser............................................... 25

ARTICLE VII                      INDEMNIFICATION................................................................ 25
         SECTION 7.1             Survival of Representations and Warranties..................................... 25
         SECTION 7.2             Indemnification by Sellers..................................................... 25
         SECTION 7.3             Indemnification by Purchaser................................................... 25
         SECTION 7.4             General Indemnification Provisions............................................. 26
         SECTION 7.5             Limits on Indemnification...................................................... 27
         SECTION 7.6             Special Provisions Regarding Environmental Claims.............................. 27

ARTICLE VIII          AMENDMENT AND WAIVER...................................................................... 27
         SECTION 8.1             Amendment...................................................................... 27
         SECTION 8.2             Waiver......................................................................... 27

ARTICLE IX            NON-COMPETITION........................................................................... 28
         SECTION 9.1             Non-Competition................................................................ 28
         SECTION 9.2             Non Solicitation............................................................... 28

ARTICLE X             MISCELLANEOUS............................................................................. 28
         SECTION 10.1            Expenses....................................................................... 28
         SECTION 10.2            Consents....................................................................... 28
         SECTION 10.3            Assignment; Parties in Interest................................................ 28
         SECTION 10.4            Further Assurances............................................................. 29
         SECTION 10.5            Title and Risk of Loss......................................................... 29
         SECTION 10.6            Entire Agreement............................................................... 29
         SECTION 10.7            Headings....................................................................... 29

         SECTION 10.8            Notices........................................................................ 29
         SECTION 10.9            Governing Law.................................................................. 30
         SECTION 10.10           Bulk Sales Law................................................................. 30
         SECTION 10.11           Counterparts................................................................... 30
         SECTION 10.12           Certain Definitions............................................................ 31
         SECTION 10.13           Publicity...................................................................... 31
         SECTION 10.14           Closing Documents.............................................................. 31
         SECTION 10.15           Designated Buyer............................................................... 31
         SECTION 10.16           Definition of Knowledge........................................................ 31

         SCHEDULES
         ---------
         Schedule 1.1(a)(i)              Property
         Schedule 1.1(a)(iii)            Equipment
         Schedule 1.1(a)(iv)             Intellectual Property
         Schedule 1.1(a)(vii)            Assumed Contracts
         Schedule 1.1(a)(viii)           Inventory
         Schedule 1.1(a)(ix)             Permits
         Schedule 1.2                    Accounts Payable
         Schedule 2.3                    Consents and Approvals
         Schedule 2.4                    Financial Information
         Schedule 2.5                    Certain Changes
         Schedule 2.7                    Employee Benefit Plans
         Schedule 2.8                    Litigation
         Schedule 2.9(a)                 Property Liens
         Schedule 2.9(c)                 Assets
         Schedule 2.11                   Compliance With Laws
         Schedule 2.13                   Locations of Inventory
         Schedule 2.15                   Insurance
         Schedule 2.16                   Labor Matters
         Schedule 2.17                   Customers and Suppliers
         Schedule 2.19                   Taxes
         Schedule 2.20                   Environmental Matters
         Schedule 2.21(a)                Accounts Receivable
         Schedule 2.21(b)                Bill and Hold
         Schedule 3.3                    Consents and Approvals
         Schedule 4.2                    Employee Matters
         Schedule 4.2(b)                 Purchaser Employee Benefits

         EXHIBITS
         --------

         Exhibit A                       Bill of Sale, Assignment and Assumption
                                         Agreement
         Exhibit B                       Intellectual Property Assignments
         Exhibit C                       Deed
         Exhibit D                       Certificate of Seller
         Exhibit E                       Certificate of Purchaser
         Exhibit F                       Form of Opinion of Seller's Counsel
         Exhibit G                       Form of Opinion of Purchaser's Counsel

         ASSET PURCHASE AGREEMENT, dated as of March 30, 1998 by and among MCKECHNIE INVESTMENTS, INC., a Delaware corporation ("MII") and CHARTER SUPPLY COMPANY, INC., a Rhode Island corporation trading as MCKECHNIE PLASTIC PACKAGING ("Seller"), jointly hereinafter referred to as the ("Sellers") and PVC CONTAINER CORPORATION, a Delaware corporation, or a designated buyer as hereinafter defined in Section 10.15 of this Agreement ("Purchaser").

         WHEREAS, Seller is a subsidiary of MII; and

         Seller is engaged in Philmont, New York in the business of developing, manufacturing and selling plastic blow molded bottles of various sizes ("Products") utilizing primarily HDPE and PVC materials, blow molding machines and silk-screening machinery (the "Business"); and

         Seller desires to sell and assign and Purchaser desires to purchase the assets and assume certain liabilities related to the Business upon and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                SALE AND PURCHASE

         SECTION 1.1 Assets to be Sold and Purchased.

                  (a) Subject to the Excluded Assets set forth in Section 1.1(b) and the other terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Purchaser on the Closing Date as hereinafter defined, and Purchaser shall purchase from Seller, all of the property, assets and rights to the extent that they are used in connection with the Business or the Products (collectively, the "Assets"):

                           (i) all of Seller's rights in and to all real
property (and interests therein) owned by Seller and situated in Philmont, New York, together with all buildings and improvements thereon (the "Property"), as more particularly described in Schedule 1.1(a)(i);

                           (ii) all of Seller's accounts receivable and prepaid
expenses;

                           (iii) all of Seller's rights in and to the fixed
assets of the Business including but not limited to machinery, equipment, tools, molds, supplies, spare parts, rolling stock, furniture and fixtures (the "Equipment") and used in the Business on the Effective Date (as hereinafter defined), a list of the Equipment (in the form customarily maintained by Seller) on the Effective Date being annexed hereto as Schedule 1.1(a)(iii).

                           (iv) all of Seller's rights in, to and under all
domestic and foreign patents, patent applications, trade names, trademarks, copyrights, servicemarks, trademark and servicemark registrations and applications which are listed on Schedule 1.1(a)(iv);

                           (v) to the extent that they relate to the Products,
all of Seller's rights in, to and under trade secrets, product formulations and associated manufacturing and process know-how, whether currently being used or under development, including product testing and quality control procedures, product applications and associated know-how, unpatented inventions, research developments and know-how, technology, technical information, engineering and other drawings, engineering data, design and engineering specifications, product literature and related materials, and supplier lists and files and similar marketing data in writing (which together with the intellectual property described in Section 1.1(a)(iv), the "Intellectual Property"), and all of Seller's books, records and computer programs relating to the Intellectual Property;

                           (vi) all of Seller's rights in, to and under the
goodwill of the Business including without limitation the name "Charter Supply Company" and any logos and tradenames used in connection with he conduct of the Business and the sale of the Products. However, Purchaser shall not acquire any ownership rights in or right to use the name "McKechnie".

                           (vii) subject to Section 1.7, Seller's rights under
all contracts, agreements, leases, arrangements, or understandings entered into with customers, suppliers, dealers, distributors, warehousers and other third parties which relate to the Business or to the Products, whether or not there are any written contracts with respect thereto (such contracts, agreements, arrangements and understandings, the "Assumed Contracts"), a list of the Assumed Contracts on the date of this Agreement being annexed hereto as Schedule 1.1(a)(vii);

                           (viii) Seller's rights to all raw materials,
work-in-process and finished goods inventories relating to the conduct of the Business and Products as such exist on the Effective Date (the "Inventories"), and as set forth in a list of the Inventory as of the Effective Date by the categories of finished goods, HDPE and PVC compounds, color concentrates, packaging supplies, regrinds, work in process and all other Inventory annexed hereto as Schedule 1.1(a)(viii);

                           (ix) all of Seller's rights under all licenses,
permits, consents and approvals necessary to the lawful operation, ownership and conduct of the Business and listed on Schedule 1.1(a)(ix) (the "Permits"), to the extent such Permits are transferable; provided, however, to the extent any Permit is not transferable, Seller shall so indicate on Schedule 1.1(a)(ix).

                           (x) all operating data and records of Seller relating
to the Business, including without limitation all files, records, correspondence, customer lists and records, referral sources, research and development reports and records, reports and materials prepared by Seller, production reports and records, equipment logs, operating guides and manuals, projections, accounting and personnel records and correspondence and other similar documents and records;

                           (xi) all claims, warranty rights, causes of action
and other similar rights arising in the conduct of the Business on and prior to the Effective Date ("Acquired Claims").

                           (xii) cash in an amount equal to all condemnation
proceeds and all property and casualty insurance proceeds (excluding business interruption insurance) plus an amount equal to any deductible received by Seller from any Person (other than Seller or any of its Affiliates) with respect to the loss, damage, destruction or condemnation of any of the tangible Assets identified in the preceding clauses (i) through (xi) other than Inventories, but only to the extent not applied by Seller to the repair, restoration or replacement thereof on or prior to the Effective Date; and

                           (xiii) all claims to property and casualty insurance
proceeds and condemnation proceeds (excluding business interruption insurance) from any Person (other than Seller or any of its Affiliates) with respect to the loss, damage, destruction or condemnation of any tangible Assets identified in clauses (i) through (xi) other than Inventories to the extent proceeds of such claims are not covered in clause (xii) above, but only to the extent Seller has not paid for the repair, restoration or replacement thereof as of the Effective Date.

                  (b) The Assets shall exclude all property, assets and rights of Seller (the "Excluded Assets") set forth below:

                           (i) except as otherwise provided in Section
1.1(a)(xii), cash on hand, cash equivalents, investments (including, without limitation, stock, debt instruments, options and other instruments and securities) and bank deposits of Seller;

                           (ii) tax refunds and recoveries and similar benefits
of Seller, and all of Seller's tax returns and records;

                           (iii) all corporate records of Seller including,
without limitation, the stock ledger of Seller and the minute books regarding meetings of the stockholders, directors and director committees of Seller;

                           (iv) Seller's rights under any Employee Plans, as
defined in Section 2.7; and

                           (v) subject to Sections 1.1(a)(xii) and (xiii), all
of Seller's rights under any insurance policies.

     SECTION 1.2 Assumed Liabilities. Subject to the provisions of Sections 1.3 and 1.7, and except as provided herein Purchaser shall not assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of Seller except
(a) under the Assumed

Contracts; and (b) accounts payable, accrued liabilities, contracts and leases in relation to the conduct of the Business (collectively, the "Assumed Liabilities"). There is annexed hereto as Schedule 1.2 a listing and aging of the accounts payable of Seller as of the Effective Date.

         SECTION 1.3 Excluded Liabilities. Upon the terms and subject to the conditions of this Agreement, Seller agrees to retain, and Seller shall defend, indemnify and hold harmless Purchaser from and against, any and all of the following liabilities and obligations of Seller, other than the Assumed Liabilities (the "Excluded Liabilities") including without limitation:

                  (a) Seller's obligations and any liabilities of Seller arising under this Agreement;

                  (b) subject to Section 4.7, any obligation of Seller for federal, state or local income tax, or franchise tax, including interest, penalties or additions to Tax relating thereto, arising from operations of the Business up to and including the Effective Date;

                  (c) except as otherwise explicitly provided herein, any obligation of Seller for expenses incurred by it in connection with the sale of the Assets pursuant hereto, including, without limitation, the fees and expenses of its counsel, consultants and independent auditors;

                  (d) any liability or obligation of Seller arising from litigation or proceedings arising out of the conduct of the Business by Seller up to and including the Effective Date, and any liability for Seller's attorneys' fees or expenses;

                  (e) any obligation, responsibility or liability of Seller in connection with any Employee Plan (as defined in Section 2.7);

                  (f) other than an Excluded Liability covered under subsection
(i) below, any liabilities or obligations of Seller relating to the Excluded Assets;

                  (g) liabilities and obligations of Seller for borrowed money and guarantees of borrowed money or letters of credit;

                  (h) any liabilities of Seller relating to its operations other than the Business or the Products;

                  (i) any liabilities or obligations of Seller relating to (i) any qualified employee benefit plans including, without limitation, those arising under its 401K savings plan, group health and dental plan, and life, accidental death and disability insurance policies or (ii) vacation pay liability to employees accruing for service prior to August 1, 1997; and

                  (j) the amount of any claim for Products sold or shipped by Seller prior to the Effective Date and returned by the customer within ninety
(90) days after the Effective Date for any reason including claims for product liability by the customer or third persons will become an obligation and liability of Seller to Purchaser under Article VII hereof. Subject to application of the "basket and cap" on liability contained in Section 7.5, Purchaser will be reimbursed for the invoice price of any such returned Products less 50% thereof representing the resin cost and less any adjustments that Purchaser can make with the customer. Purchaser will use its best efforts to mitigate and reduce any costs resulting from any customer return of Products.

         SECTION 1.4 Purchase Price.

                  (a) The consideration for the Assets shall be $10,250,000 U.S. Dollars (the "Purchase Price") and the assumption of the Assumed Liabilities.

                  (b) Purchaser shall pay Seller the Purchase Price, on the Closing Date by wire transfer of immediately available funds in U.S. dollars; provided Seller has given wire transfer instructions to Purchaser prior to the Closing Date.

         SECTION 1.5 Allocation of the Purchase Price. The allocation of Purchase Price among the Assets shall be made by Purchaser, and the Sellers and Purchaser shall mutually agree within sixty (60) days after the Closing Date as to the determination of any such allocation. Each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and all similar state statutes, ten days prior to filing any such return.

         SECTION 1.6  Closing.

                  (a) Notwithstanding the date of this Agreement and the Closing Date (as hereinafter defined), the effective date of this Agreement and the Closing (as hereinafter defined) shall be as at the close of Business of the Seller on March 28, 1998 (the "Effective Date").

                  (b) Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby (the "Closing") shall take place simultaneously with the execution of this Agreement, at [THE OFFICES OF BAER MARKS & UPHAM LLP, 805 THIRD AVENUE, NEW YORK, NEW YORK,] or at such other place as the parties may agree, but in no event later than March 30, 1998 (the "Closing Date"), and time is considered to be of the essence.

                  (c) At the Closing, Seller shall deliver to Purchaser:

                           (i) a Bill of Sale, Assignment and Assumption
Agreement substantially in the form attached hereto as Exhibit A (the "Bill of Sale") pursuant to which

Seller assigns to Purchaser Seller's right, title and interest under the Assumed Contracts and Purchaser assumes Seller's obligations thereunder;

                           (ii) an assignment of trademarks and servicemarks,
including applications and registrations, an assignment of copyrights, including applications and registrations, and an assignment of patents and patent applications substantially in the forms attached hereto as Exhibit B (the "Intellectual Property Assignments"), relating to the Intellectual Property;

                           (iii) a warranty deed to the Property substantially
in the form attached hereto as Exhibit C (the "Deed");

                           (iv) a certificate of an officer of Seller
substantially in the form attached hereto as Exhibit D (the "Seller
Certificate");

                           (v) any consents that Seller has obtained pursuant to
Sections 4.4 and 5.4; and

                           (vi) such other instruments of assignment or
conveyance as Purchaser may reasonably request as necessary or appropriate to vest in Purchaser good and marketable title to the Assets to be sold by Seller hereunder.

                  (d) At the Closing, Purchaser shall deliver to Seller:

                           (i)      the Purchase Price;

                           (ii)     the Assignment and Assumption Agreement;

                           (iii)    the Intellectual Property Assignments;

                           (iv)     any consents that Purchaser has obtained
pursuant to Sections 4.4 and 6.3; and

                           (v)      a certificate of an officer of Purchaser
substantially in the form attached hereto as Exhibit E (the "Purchaser Certificate").

         SECTION 1.7 Non-Assignable Contracts.

                  (a) Schedule 1.1(a)(vii) indicates which of the Assumed Contracts are non-assignable. To the extent that any Assumed Contract is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense of any such Assumed Contract.

                  (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Purchaser any of its rights and obligations in and to any of the Assumed Contracts without first having obtained all necessary consents and waivers. For a reasonable period of time after the Closing Date, Seller shall use reasonable efforts (which shall not require Seller to incur any financial obligation to third parties), and Purchaser shall cooperate with Seller, to obtain the consents and waivers referred to in Section 1.7(a) and to obtain any other consents and waivers necessary to convey to Purchaser any of the Assumed Contracts.

                  (c) To the extent that such consents and waivers are not obtained by Seller, Seller and Purchaser shall each use reasonable efforts to establish arrangements that are reasonable and lawful as to Seller and Purchaser, and which result in the benefits and obligations under such Assumed Contracts being apportioned in a manner that is in accordance with the purpose and intention of this Agreement.

                  (d) To the extent such consents and waivers are not obtained by Seller, Purchaser shall have no obligations with respect thereto, except as set forth in Section 1.7(c) above.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Sellers jointly and severally represent and warrant to Purchaser as follows:

         SECTION 2.1 Organization of Seller.

                  (a) Seller is duly organized, validly existing and in good standing under the laws and jurisdiction of incorporation and has all requisite power and authority to own the Assets and to carry on the Business as presently conducted, to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by the parties pursuant to this Agreement, including without limitation the agreements and instruments listed as Exhibits hereto (the "Ancillary Agreements"), and to consummate the transactions contemplated hereby and thereby.

                  (b) Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Assets or the conduct of the Business requires such licensing or qualification, except where the failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect.

                  (c) For purposes of this Agreement, "Material Adverse Effect" shall, as the case may be, mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Business taken as a whole.

         SECTION 2.2 Due Authorization. The execution and delivery of this Agreement by Sellers and the execution and delivery of the Ancillary Agreements by Sellers or either of them, and the performance by Sellers of this Agreement and the Ancillary Agreements are within the corporate powers of such Sellers' signatory thereto and have been duly authorized by all necessary corporate action on the part of such Sellers' signatory thereto. Assuming due and valid authorization, execution and delivery thereof by the other parties thereto, this Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and binding agreements of such Sellers' signatory thereto, enforceable against such Sellers' signatory thereto in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

         SECTION 2.3 No Violation; Consents and Approvals. Except as provided in
Schedule 2.3, neither the execution, delivery and performance by Sellers of this Agreement or the Ancillary Agreements nor the consummation by Sellers of the transactions contemplated hereby and thereby and compliance by Sellers with the terms hereof and thereof will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of Sellers' certificates of incorporation or by-laws, (ii) assuming all required consents are obtained on or prior to Closing, conflict with, violate or result in any breach of, or constitute a default or loss of any right under or an event which, with the lapse of time or notice or both, would result in a default or loss of any right under or the creation of any security interest upon any of the Assets (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Sellers are a party or by which Sellers or any of the Assets may be bound or subject, except for such defaults, losses (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, (iii) assuming all required consents are obtained on or prior to Closing, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Sellers or by which any of its properties or assets may be bound or subject, or
(iv) require any filing (other than as may be required to transfer any Permit), declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, violations, breaches and defaults which, and filings, declarations, registrations, permits, consents, approvals and notices the absence of which, either singly or in the aggregate, would not have a Material Adverse Effect. With respect to any Ancillary Agreements or any undertaking with respect to any Ancillary Agreements, the representations made in this Agreement shall be limited to such of Sellers as are a signatory to any such Ancillary Agreements.

         SECTION 2.4 Financial Information. Sellers have furnished to Purchaser and there is annexed as Schedule 2.4 audited financial statements of Seller for its fiscal year ended July 31, 1997 and unaudited financial statements as at February 28, 1998. Such financial statements have been prepared in a manner consistent with past practice and fairly and accurately present the financial condition of Seller as of the dates thereof and Seller's earnings changes in stockholder's equity and cash flow for the periods then ended.

         SECTION 2.5 Absence of Certain Changes or Events. Except as set forth on Schedule 2.5, with respect to both the Business and the Assets, Seller has not since December 31, 1997:

                  (a) permitted or allowed any of the Assets to be mortgaged, pledged or subjected to any lien or encumbrance, other than Permitted Liens (as defined below);

                  (b) canceled or compromised any material claims, or waived any other material rights relating to the Business, or sold, transferred or otherwise disposed of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business, other than in the ordinary course of business;

                  (c) transferred to any other Person any Intellectual Property;

                  (d) granted increases in the compensation of any employee other than in the ordinary course of business;

                  (e) increased or decreased the level of Inventories other than in the ordinary course of business;

                  (f) to its knowledge made any material change in the customary methods used in operating the Business;

                  (g) to its knowledge suffered any Material Adverse Effect;

                  (h) received any written notice, or had actual knowledge, that any supplier or customer of the Business has suffered a Material Adverse Effect; or

                  (i) entered into, amended, renewed or terminated any material contract, agreement, lease or Permit relating to the Business.

         SECTION 2.6 Certain Contracts and Commitments.

                  (a) Schedule 1.1(a)(vii) sets forth a true and complete list of Assumed Contracts as of the date of the Effective Date. Except as set forth in Schedule 1.1(a)(vii), the enforceability of the Assumed Contracts will not be affected in any material respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) To Seller's knowledge all of the Assumed Contracts are in full force and effect as of the Effective Date, enforceable against Seller in accordance with their respective terms. Seller is not in default, and to Seller's knowledge, no other party is in default, nor does there exist any event that, with notice or lapse of time or both, would constitute an event of default by Seller, or to its knowledge, any other party thereto, under any Assumed Contract, except where all such events in the aggregate would not result in a Material Adverse Effect.

         SECTION 2.7 Employee Benefit Plans. Schedule 2.7 lists each of the employee benefit plans, contracts, policies, manuals, and arrangements whether in writing or oral which is currently sponsored, maintained or contributed to by, or otherwise binding upon Seller for the benefit of the individuals designated on Schedule 4.2.

         SECTION 2.8  Litigation.

                  (a) Except as set forth in Schedule 2.8, there are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened against Seller with respect to the Business, the Products or the Assets, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which is reasonably likely to have a Material Adverse Effect or which may have a material effect on the transactions contemplated hereby.

                  (b) Seller is not a party to or, to the knowledge of Seller, bound by any judgment, injunction, award or order of any governmental entity, arbitrator or any other Person which would bind Purchaser after the Effective Date which could reasonably be expected to have a Material Adverse Effect.

         SECTION 2.9  Assets.

                  (a) Seller has good and insurable (subject only to standard ALTA exceptions) fee simple title to the Property free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, easements or other encumbrances, charges, rights or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens securing or relating to liabilities or obligations which are to be (i) assumed by Purchaser pursuant to this Agreement or (ii) satisfied or discharged by Seller on or prior to the Closing, (B) Liens for current taxes and assessments not yet due, (C) Liens created by Purchaser; and (D) other Liens listed on Schedule 2.9(a) (the Liens referred to in clauses (A) through (D) collectively being referred to as "Permitted Liens").

                  (b) To Seller's knowledge, no material zoning law or other material ordinance or municipal regulation is violated by continuation of the present use and operation of the Assets presently on the Property, and Seller has not received written notice of any such violation. No outstanding notice of condemnation of any of the

Property has been delivered to Seller, nor, to Seller's knowledge, is any condemnation proceeding of any of the Property threatened. To Seller's knowledge, no fact or condition exists which would result in the termination or curtailment of the current access from the Property to any presently existing public roads adjoining the Property. All of the Property has direct access to existing public roads and to all utilities utilized at such location.

                  (c) Except as set forth in Schedule 2.9(c) and subject to
Section 1.8, on the Closing Date, Seller shall convey to Purchaser good and marketable title, or valid and enforceable leasehold or other contractual interest, in and to the Assets, Property and the Intellectual Property, free and clear of any Liens other than (i) Permitted Liens and (ii) Liens disclosed on any Schedule hereto. The Equipment is in good operating condition and repair, normal wear and tear excepted. Except as set forth in Schedule 2.9(c), Seller has not received any written notice within the twelve (12) months prior to the date hereof of a violation of any ordinances, regulations or other laws with respect to such Assets that could reasonably be expected to result in a Material Adverse Effect.

         SECTION 2.10 Intellectual Property.

                  (a) Schedule 1.1(a)(iv) sets forth a true and complete list of all patents and patent applications, trade names, trademarks, service marks and copyrights, including applications and registrations for all such items, included in the Intellectual Property being transferred to Purchaser pursuant to this Agreement. Seller shall convey to Purchaser good and marketable title in and to all domestic and foreign patents, patent applications and copyright, trademark and servicemark registrations and applications free and clear of any liens other than (i) Permitted Liens and (ii) Liens disclosed in any Schedule hereto.

                  (b) Seller has the right and authority to use and enforce its rights to all of the Intellectual Property and, the operation of the Business, the manufacture, use or sale of the Products by Seller or the use of the Assets does not conflict with, infringe upon or violate any patent, trademark, copyright, trade secret or other proprietary, personal or other right of any other Person and no written claim has been made to that effect. There are no pending, or to Seller's knowledge, threatened administrative, judicial, arbitration or other adversary proceedings concerning the Intellectual Property.

                  (c) The Intellectual Property is not subject to any Liens, licenses or sublicenses in favor of third parties, except any license agreements set forth on Schedule 1.1(a)(vii). Such Schedule sets forth a complete and correct list of each Intellectual Property license agreement to which Seller is a party or by which it is bound (whether as the licensor or licensee) indicating, as to each, the parties (specifying which party is the licensor and which party is the licensee), the title of the agreement, the date executed, and the general subject matter. Seller will not retain after the Closing any interest in any intellectual property related to the Products.

                  (d) Schedule 1.1(a)(iv) sets forth a complete and correct list of each United States and foreign (i) patent and patent application, indicating as to each, the country, the patent number (or application number), the patent title, the date filed, the date issued, and the expiry date; (ii) registered trademark, servicemark, or tradename and application therefor, indicating, as to each, the country, the mark, the registration number (or application number), the date issued, the date filed, and the expiry date, and material nonregistered trademark; (iii) copyright registration and copyright application indicating, as to each, the country, the title of the work, the date issued, and the copyright number, and material unregistered copyright; in each case owned in whole or in part by Seller and included within the Intellectual Property. Except as and to the extent set forth on Schedule 1.1(a)(iv), the applications and registrations set forth on Schedule 1.1(a)(iv) are subsisting in good standing, all maintenance fees have been paid, and no challenges thereto are pending before the applicable intellectual property registry. Seller is the current record owner of all registrations and applications set forth on Schedule 1.1(a)(iv), except as noted on such Schedule.

                  (e) To Seller's knowledge, the items of Intellectual Property are valid and enforceable and there are no infringements of Seller's rights in and to the Intellectual Property by any third party. Seller has not entered into any consent, indemnification, forbearance to sue or settlement agreement with any Person relating to any item of Intellectual Property.

         SECTION 2.11 Compliance with Laws. Except as set forth on Schedule 2.11, Seller is conducting the Business in compliance with all applicable laws, rules, regulations, notices, standards, conditions, approvals and orders, except for instances of noncompliance that would not have a Material Adverse Effect, and Seller has not received any notice with respect to the Business that it is in breach of any such laws, rules, regulations, notices, standards, conditions, approvals or orders, except for instances of noncompliance and breach where enforcement would not have a Material Adverse Effect.

         SECTION 2.12 Permits. Schedule 1.1(a)(ix) is a true and complete list and description of all Permits held by Seller with respect to the Business. Except as set forth in Schedule 1.1(a)(ix), Seller validly holds and is in compliance with all Permits, except where noncompliance would not have a Material Adverse Effect. Seller holds all Permits required under applicable laws, rules, regulations and orders, except where the failure to so hold would not have a Material Adverse Effect.

         SECTION 2.13 Inventory. All Inventories described in Section 1.1(a)(viii) and Schedule 1.1(a)(viii) to be sold to Purchaser pursuant to this Agreement shall be, as of the Effective Date, useable and saleable in the ordinary course of the Business. All Inventory disposed of by Seller since February 28, 1998 has been disposed of only in the ordinary course of the Business consistent with past practice. The Inventory does not include any materials held by Seller on consignment from third parties. In the event Purchaser alleges a violation of the representation contained in this section with regard to Inventory, it shall give Seller the option of disposing of any alleged obsolete Inventory. Regardless of which party disposes of such Inventory, all net proceeds of such disposition shall belong to or inure to the benefit of Seller. There is annexed hereto as Schedule 2.13 the locations where the Inventory is maintained.

         SECTION 2.14 Brokers and Finders. Seller will pay the expense of any broker or finder employed by it for any brokerage fees, commissions or finders fees incurred in connection with the transactions contemplated by this Agreement.

         SECTION 2.15 Insurance. Schedule 2.15 sets forth a true and complete list of the insurance policies maintained on the date hereof with respect to the Business and the Assets, and the type and amount of coverage thereunder. During the three years prior to the date hereof, Seller has not been refused insurance in connection with the Business. Seller has heretofore delivered to Purchaser a claims report for such period in respect of the Business, which report is annexed as part of Schedule 2.15. Such policies are in full force and effect, and Seller is not delinquent in any material respect with respect to any premium payments thereon. Claims thereunder are payable on an "occurrence basis" such that a claim of a type covered by such policies that arises after the Effective Date for an event which occurred prior to the Effective Date would be covered by Seller's policy. Schedule 2.15 reflects all insurance, performance bonds and letters of credit which are required by law or any agreement relating to the Business to be maintained or entered into by Seller, all of which are in full force and effect.

         SECTION 2.16 Labor Matters. Except as set forth in Schedule 2.16: (i) there is, and during the three years prior to the Effective Date there has been, no labor strike, work stoppage or lockout pending, or, to the knowledge of Seller, threatened against Seller and related to the Business; (ii) to Seller's knowledge there is no union organizational campaign in progress with respect to the employees of Seller who work in the Business ("Employees") and no question concerning representation exists respecting such Employees; (iii) there are no pending or, to the knowledge of Seller, threatened unfair labor practice charges or complaints, arbitrations or union grievances against Seller and related to the Business; (iv) there are no pending, or to the knowledge of Seller, threatened, charges against Seller or any current or former Employee relating to the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices;
(v) there are no material written personnel policies, rules or procedures applicable to Employees (other than those with respect to which complete and correct copies have heretofore been delivered to Seller); (vi) Seller has no collective bargaining contract; (vii) Seller has not received notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress; (viii) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of Seller, threatened in any forum by or on behalf of any present or former Employee, any applicant for employment in the Business or classes of the foregoing, alleging breach of any express or implied contract of employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship;
(ix) prior to the Effective Date, Seller has not effectuated (A) a "plant closing" (as defined in the Worker Adjustment Retraining Notification Act of 1988 (the "WARN Act")) affecting the site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business, or (B) a "mass layoff" (as defined in the WARN Act) affecting the site of employment or facility of the Business; (x) Seller has not been affected by any transaction or engaged in layoffs or employment terminations in respect of the Business sufficient in number to trigger application of any state or local law comparable to the WARN Act; and (xi) Seller has complied with all laws relating to employment or labor, including, without limitation, ERISA, the WARN Act, the American with Disabilities Act, the Family Medical Leave Act and federal, state and local laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of Taxes, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect.

         SECTION 2.17 Customers and Suppliers. To Seller's knowledge, except as set forth on Schedule 2.17, there have been no material adverse changes in the relationships between Seller and the customers and suppliers of the Business since December 31, 1997. Except as and to the extent set forth on Schedule 2.17, Seller is not aware of any significant supplier or customer of the Business has given Seller notice that it intends to cease doing business with Seller. Except as and to the extent set forth on Schedule 2.17, to the knowledge of Seller, there are no facts or circumstances (including, without limitation, the transactions contemplated by this Agreement) that could reasonably be expected to have a Material Adverse Effect on Seller's relationships with the customers and suppliers of the Business. There is set forth in Schedule 2.17 a list of the twenty largest customers and suppliers of Seller for each of the last three fiscal years of Seller.

         SECTION 2.18 Disclosure. Seller has not knowingly failed to disclose to Purchaser any facts material to the Business, its results of operations, assets and liabilities or financial condition.

         SECTION 2.19  Taxes.

                  (a) For purposes of this Agreement: (i) "Tax" or "Taxes" means all Federal, state, local and foreign taxes, charges, fees, duties, levies, imposts, customs or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines, or other additional amounts imposed thereon or with respect thereto and interest in respect of such penalties, addition to tax, fines or additional amounts; and
(ii) "pre-Closing Tax Period" means all taxable periods ending on or before the Effective Date and the portion ending on the Effective Date of any taxable period that includes (but does not end on) such day.

                  (b) Except as set forth in Schedule 2.19, (i) Seller, any affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member, and any combined unitary or consolidated group of which Seller is or has been a member has filed or will file in a timely manner (within any applicable extension periods) all Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, rules or regulations in connection with the Business with respect to all pre-Closing Tax Periods (a "Tax Return"); (ii) all such Tax Returns are or will be true, correct and complete in all material respects;
(iii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (iv) no tax Liens have been filed with respect to the Assets, and no claims have been asserted against Seller in writing with respect to any such Taxes; and (v) Seller has withheld and paid or made provisions on its balance sheet for all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, recipient contractor, creditor, stockholder or other party arising out of the operation of the Business.

                  (c) None of the Assets is property that Seller is subject to a safe harbor lease pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Return Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (d) Seller is not a "Foreign Person" within the meaning of
Section 1445 of the Code.

         SECTION 2.20 Environmental Matters. For purposes of this Agreement, the following definitions shall apply:

                  "Environmental Laws" shall mean any statute, ordinance, rule, regulation or order of any federal, state, or local government or governmental agency relating to the protection of human health or the environment, including, without limitation, CERCLA and RCRA.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

                  "RCRA" shall mean the Resource Conservation and Recovery Act, as amended.

                  "Hazardous Substances" shall mean and include "hazardous substances" as defined under CERCLA, "extremely hazardous substances" and "toxic chemicals" as defined under the Emergency Planning and Community Right to Know Act and "regulated substances" and "solid waste" as defined under RCRA and any additional substance designated as hazardous under applicable state law.

         Except as set forth on the Schedule 2.20:

                  (a) No governmental agency or other third party has made, issued, filed in any court, or, to the knowledge of Seller threatened to make, issue, or file, in writing, any notice of liability, notice of violation, demand, claim, request for information, lien, citation, summons, complaint, order, or settlement agreement with respect to:

                           (i) Any alleged violation by Seller of any
Environmental Laws, with respect to the Business, the Property and Seller's operations thereon, or

                           (ii) any alleged current failure by Seller to have or
comply with any Permit required under any Environmental Law (an "Environmental Permit") for Seller's operation of the Business on the Property or its management of Hazardous Substances, or

                           (iii) the use, storage, generation, emission,
discharge, transportation, treatment, recycling, or disposal of Hazardous Substances by Seller or the release or threat of release of Hazardous Substances by Seller in connection with Seller's operation of the Business and/or its ownership of the Property.

                  (b) The Property is not now and has not been operated by Seller as a treatment, storage, or disposal facility for hazardous waste (as that term is defined under RCRA or any similar state statute), and Seller has not received or ever applied for a Part A or Part B RCRA permit for the operation on the Property of a treatment, storage or disposal facility for hazardous waste (as defined in RCRA or any similar state statute).

                  (c) The Property is not listed, or to Seller's knowledge, proposed for listing on the National Priorities List or any similar state listing.

                  (d) Schedule 2.20(d) contains a complete list of disposal facilities used by Seller for the disposal of hazardous or solid waste as defined under applicable Environmental Laws as of the Effective Date.

                  (e) Except as listed on Schedule 2.20(e), no PCBs or active or inactive underground storage tanks are presently located at the Property.

                  (f) Except as listed on Schedule 2.20(f), Seller holds all Permits required for the operation of the Business in compliance with all Environmental Laws, except when the failure to so hold would not have a Material Adverse Effect.

                  (g) Seller is not in violation of any Environmental Law, except for instances of noncompliance where enforcement would not have a Material Adverse Effect.

                  (h) Seller hereby acknowledges receipt of a Phase I study prepared by AccuTech Environmental Services, Inc. and dated March 5, 1998 conducted by Purchaser at the Property.

         SECTION 2.21 Accounts Receivable. All of Seller's accounts receivable reflected in the financial statements described in Section 2.4 and all accounts receivable that have arisen since the dates of such financial statements (except those which have been collected) and as set forth in Schedule 2.21(a) are valid and enforceable claims and constitute bona fide accounts receivable arising in the ordinary course of business in conformity with applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind other than in the ordinary course of business and are fully collectible in accordance with their terms except to the extent of the reserves reflected in such financial statements and in Section 1.4 of this Agreement. There is annexed hereto as
Schedule 2.21(a) a description of aged accounts receivable as at the Effective Date and in Schedule 2.21(b) a description of all Bill and Hold items as at the Effective Date. Purchaser shall not make any claim against Sellers for any alleged violation of this Section with respect to an account receivable until such account receivable has not been paid within 120 days. In computing any amount due to Purchaser hereunder, (i) Sellers shall be entitled to the benefit of any reserve for collection or loss on the balance sheet on the Effective Date and (ii) such claim is subject to the "basket" and "cap" on liability set forth in Sections 7.1 and 7.5.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         SECTION 3.1 Organization of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

         SECTION 3.2 Execution and Binding Effect. The execution and delivery of this Agreement by Purchaser and the execution and delivery of any Ancillary Agreements by Purchaser, and the performance by Purchaser of this Agreement and any Ancillary Agreements are within the powers of Purchaser and have been duly authorized by all necessary corporate or comparable action on the part of Purchaser. Assuming the due and valid authorization, execution and delivery thereof by Seller, this Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and binding agreements of Purchaser, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

         SECTION 3.3 No Violation; Consents and Approvals. Except as provided in
Schedule 3.3, neither the execution, delivery or performance by Purchase of this Agreement or the Ancillary Agreements nor the consummation by Purchaser of the transactions contemplated hereby or thereby and compliance by it with the terms hereof and thereof will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of Purchaser's organizational documents,
(ii) conflict with, violate or result in any breach of, or constitute a default or loss of any right under or an event which, with the lapse of time or notice or both, would result in a default or loss of any right thereunder (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Purchaser is a party or by which Purchaser may be bound or subject except for such defaults, losses (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained,
(iii) assuming all required consents are obtained prior to Closing, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its properties or assets may be bound or subject, or (iv) require any filing (other than as may be required to transfer any Permit), declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; excluding from the foregoing clauses
(ii), (iii) and (iv) such conflicts, violations, breaches and defaults which, and filings, declarations, registrations, permits, consents, approvals and notices the absence of which, either singly or in the aggregate, would not affect the consummation of the transactions contemplated hereby.

         SECTION 3.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Purchaser's knowledge, threatened by or against Purchaser with respect to, or which may have an effect on, the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.

         SECTION 3.5 Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.1  Efforts; Further Assurances; Permits.

                  (a) Each of the parties shall use its best efforts, and the parties shall cooperate with each other (including without limitation by exchange of information), to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with governmental or public bodies or authorities that are in the reasonable opinion of Seller or Purchaser necessary or reasonably desirable in connection with the transactions contemplated by this Agreement. Each party will pay all fees due with respect to any government filings required to be made by it.

                  (b) In the case at any time after the Closing Date any further action is reasonably deemed necessary or desirable to carry out the purposes of this Agreement, including action to fully vest in Purchaser its rights in the Assets, to perfect the assumption by Purchaser of the Assumed Liabilities or to perfect the retention by Seller of the Excluded Assets and the Excluded Liabilities, the proper officers and/or directors of Seller and Purchaser shall on the written request of either of them take all such necessary desirable action.

                  (c) Seller shall, at its own expense (but without the payment of money or providing any guarantees), promptly apply for or otherwise seek and use commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of the Assumed Contracts to Purchaser. Upon Purchaser's request, and at Purchaser's expense, Seller will also use commercially reasonable efforts (not including the payment of money, incurring any out-of-pocket costs or providing any guarantees) to cooperate with Purchaser in its obtaining any permits, licenses or other authorizations after the Closing Date necessary for Purchaser's operation of the Business after the Closing Date in a manner consistent with past practice.

                  (d) In the event that any time, any order, decree or injunction shall be entered which prevents or delays the consummation of any of the transactions contemplated by this Agreement, each party shall promptly use its best efforts to cause such order, decree or injunction to be reversed, vacated or modified in order to permit such transactions to proceed as expeditiously as possible.

         SECTION 4.2 Employee Matters.

                  (a) On or prior to the Closing Date, Purchaser shall offer employment to substantially all of the employees of Seller designated on
Schedule 4.2 ("Employees") on the Effective Date, at salary, hourly rates and rates of commission, bonuses and other forms of benefits and incentive compensation generally comparable to those provided to Purchaser's current employees in similar positions and, to the extent practicable, for the similar job position as currently provided by Purchaser to its current employees; provided however that any offer of employment shall be contingent upon the Closing actually occurring. All decisions regarding the hiring or employment by Purchaser of any person shall be Purchaser's sole decision. Seller shall not provide input, advice or counsel on any such decision. Purchaser acknowledges that it is not relying on any information of Seller in making employment decisions. As at the Effective Date, all employees of Seller will be terminated by Seller. Schedule 4.2 contains a description of the amount of each Employee's compensation and title. Prior to the Closing, Seller will not terminate except for cause the employment of or transfer any Employee to another business of Seller, and Seller will not take any action to hinder Purchaser's efforts to hire or retain any Employee. Effective as of the Closing Date, all such designated Employees who accept Purchaser's offer of employment and are actively at work will become employees of Purchaser ("Transferred Employees"). Any employee who receives an offer of employment in accordance with the provisions of this Section 4.2 which such Employee does not affirmatively accept and, who does not report to work on the workday immediately following the Closing Date shall be deemed to have rejected Purchaser's offer of employment. Notwithstanding the foregoing, any such Employee who provides notification to his or her supervisor of a reasonably acceptable reason for such absence (which may include without limitation, previously scheduled and approved vacation, jury duty, funeral or bereavement leave or illness) within ten (10) business days after the Closing Date and who is available to report to work upon the earlier of the conclusion of the pre-approved leave or ten (10) business days after the Closing Date, shall be permitted to accept Purchaser's offer of employment. With respect to each Transferred Employee, Purchaser shall use its best efforts to cause to be waived pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangement maintained or sponsored by or contributed to by Purchaser for such individuals after the Closing Date; provided that any pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangement maintained or sponsored by or contributed to by the Purchaser will apply with respect to any Transferred Employee (or covered dependent of a Transferred Employee) who, as of the Closing Date is subject to a similar limitation under Seller's plan. All Transferred Employees, their spouses and dependents will be covered after the Effective Date by the Purchaser's Group Health, Dental and Drug Plans, and Purchaser will not pay or provide reimbursement for health care continuation coverage by Seller under COBRA for any Transferred Employee, their spouse or dependents.

                  (b) With respect to Purchaser's pension, savings, vacation and health and welfare and disability benefits, executive compensation, incentive and bonus arrangements (except with respect to plans not listed on Schedule 4.2(b) which are adopted after the Closing Date and which do not give credit for past services), Purchaser shall recognize for purposes of participation, eligibility, vesting and benefit accruals (including any early retirement benefits available under Purchaser's pension plans (within the meaning of Section 3(2) of ERISA)) under employee benefit plans and compensation arrangements of Purchaser the service of any Transferred Employee with Seller, or its predecessors, prior to the Closing Date, subject to appropriate offsets to avoid duplication of benefits. Purchaser may, in its sole discretion, adjust from time to time the wages paid to the Transferred Employees after the Closing Date in order to compensate them for any differential that may exist in the benefit plans of Seller as compared to those of Purchaser which will become applicable to such Transferred Employees after the Closing Date until such time as the benefits granted to the Transferred Employees after the Closing Date are reasonably equal to those benefits being granted to the employees of Purchaser at and after the Closing Date.

                  (c) As of the Closing Date, Purchaser will not assume any obligations of Seller to Transferred Employees for any vacation entitlement, vacation pay entitlement or severance pay arising or accruing prior to August 1, 1997. Purchaser shall provide vacation benefits to Transferred Employees in accordance with Section 4.2(b).

                  (d) Except as specifically set forth in this Agreement, no assets held in trust for any benefit plan of Seller shall be transferred to Purchaser or to any plan adopted or maintained by Purchaser.

                  (e) No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of employment with Purchaser or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, contract, policy or arrangement which may be established by Purchaser. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans, contracts, policies or arrangements of Purchaser.

         SECTION 4.3 Transfer Taxes; Expenses. All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees, including, without limitation, any real estate transfer taxes relating to the Property, any fees required to record the Deed, any personal property transfer taxes relating to the Assets and any fees required for the transfer and recording of the Intellectual Property, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers. Purchaser will cooperate with Sellers in providing any appropriate resale exemption certificates and other appropriate tax documentation.

         SECTION 4.4 Access to Records.

                  (a) After the Closing and from time to time, Purchaser shall permit Sellers and their authorized officers, employees, attorneys, accountants and other representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in the Assets and identified with reasonable particularity, wherever located, for the purposes of (i) preparing tax returns and financial statements and responding to tax audits, and (ii) prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Business or the Assets. If, after the Closing, Purchaser determines to destroy any agreements, records, books or documents referred to above, it will give to Sellers at least three months' prior written notice thereof, and Sellers shall have the right during such three-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

                  (b) After the Closing and from time to time, Purchaser shall permit Sellers and their authorized officers, employees, attorneys, accountants and other agents to have access upon reasonable notice to the Property, and shall make available to Sellers employees or other representatives of Purchaser (including, where appropriate, Transferred Employees specified by Seller), at the sole cost and expense of Sellers, for purposes of (i) permitting Sellers to perform their obligations hereunder and (ii) prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Business, the Products or the Assets.

         SECTION 4.5 Assets After Closing. In the event that a payment is received by Sellers from any Person and such payment specifically indicates an intent (or is accompanied by or is the subject of any other unsolicited, unambiguous indication of intent) that the payment is being made with respect to Products sold, or services performed before or after Closing, then Sellers shall forward such payment to Purchaser as promptly as practicable after receipt. Effective upon the Closing Date, Purchaser shall have the right to receive and open all mail, packages and other communications which relate to the Business addressed to Sellers; and Sellers agrees to promptly deliver to Purchaser any such mail, packages or other communications received directly or indirectly by Sellers or any of its affiliates and which relate to the Business but not to Sellers. Purchaser shall promptly deliver to Sellers all mail, packages and other communications received by it which relate to Sellers but not to the Business.

         SECTION 4.6 Intellectual Property Cooperation. Sellers covenants and agrees that at any time from and after the Closing Date upon reasonable and specific written request of Purchaser, Sellers will use commercially reasonable efforts to communicate to Purchaser all information known to it constituting a part of the Intellectual Property, and will execute and deliver any papers, make all rightful oaths, testify in any legal proceedings and perform all other lawful acts reasonably deemed necessary or desirable by Purchaser to convey or perfect title to the Intellectual Property and to enforce or defend Purchaser's rights in and to the Intellectual Property or assist Purchaser in obtaining or enforcing Purchaser's rights in and to the Intellectual Property. Purchase shall reimburse Sellers for all reasonable and documented out-of-pocket expenses incurred in providing cooperation pursuant to this Section 4.6.


                                    ARTICLE V

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of the following conditions, any of which may be waived in writing in whole or in part by Purchaser as provided herein, except as otherwise provided by law:

         SECTION 5.1 Representations and Warranties of Sellers to be True; Performance by Sellers; Certificates.

                  (a) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects.

                  (b) Sellers shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  (c) Seller shall have delivered to Purchaser the Seller Certificate dated as of the Closing Date and certifying the fulfillment of the conditions set forth in this Section 5.1.

         SECTION 5.2 Agreements. Seller shall have executed and delivered to Purchaser the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments and the Deed.

         SECTION 5.3  Survey and Title Insurance; Defects.

                  (a) Seller shall have procured (i) title insurance, subject only to Permitted Liens and such exceptions as are customary on the ALTA standard title insurance form or which are specifically agreed to by Purchaser, with respect to the Property from a title insurance company reasonably satisfactory to Purchaser (not in excess of the portion of the Purchase Price allocated to the Property pursuant to Section 1.6) and (ii) a recent survey, by a licensed surveyor, of the Property, showing the boundaries, monuments, easements and rights-of-way of record, improvements and encroachments, if any. Purchaser and Seller shall share equally any costs incurred hereunder.

                  (b) If Seller is unable to convey title to the Property as required by this Agreement, Purchaser may elect to (i) accept such title as Seller is able to convey, (ii) if Seller so consents, adjourn the Closing for a period reasonably necessary for Seller to cure or remove any conditions of title subject to which Purchaser is not obligated to take the Property or (iii) terminate this Agreement.

         SECTION 5.4 Consents. All notices to, and declarations, filings and registrations with, and consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies required in order for Seller to consummate the transactions contemplated hereby shall have been made or obtained or shall have expired, as the case may be.

         SECTION 5.5 No Proceeding or Litigation.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced by any Person (other than the parties hereto and their Affiliates) and be pending against Seller, Purchaser or any of their respective Affiliates, associates, officers or directors seeking to prevent the sale of the Assets or the Business or asserting that the sale of the Assets or the Business would be illegal.

                  (c) The Purchaser will provide the Seller with reasonable assistance and make available such books and records as may be reasonably required in connection with any claims or litigation relating to the Business and arising prior to the Effective Date.

         SECTION 5.6 Opinion of Counsel for Seller. Purchaser shall have received from Butzel Long, Esqs., counsel to Seller, a written opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

         SECTION 5.7 Consent of Directors of Purchaser. Purchaser shall have received approval of the transactions contemplated by this Agreement and the authority to execute and deliver this Agreement by the Directors of Purchaser.


                                   ARTICLE VI

                       CONDITIONS TO SELLERS' OBLIGATIONS

         The obligations of Sellers under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Seller as provided herein, except as otherwise provided by law:

         SECTION 6.1 Representations and Warranties of Purchaser to be True; Performance by Purchaser; Certificate.

                  (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects.

                  (b) Purchaser shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  (c) Purchaser shall have delivered to Sellers the Purchaser Certificate dated as of the Closing Date and certifying the fulfillment of the conditions set forth in this Section 6.1.

         SECTION 6.2 Agreements. Purchaser shall have executed and delivered to Sellers the Intellectual Property Assignments and the Assignment and Assumption Agreement.

         SECTION 6.3 Consents. All notices to, and declarations, filings and registrations with, and consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies required in order for Purchaser to consummate the transactions contemplated hereby shall have been made or obtained or shall have expired, as the case may be.

         SECTION 6.4 No Proceeding or Litigation.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced by any Person (other than the parties hereto and their Affiliates) and be pending against Seller or Purchaser or any of their respective Affiliates, associates, officers or directors seeking to prevent the sale of the Assets or the Business or asserting that the sale of the Assets or the Business would be illegal.

         SECTION 6.5 Opinion of Counsel for Purchaser. Seller shall have received from Baer Marks & Upham, counsel to Seller, a written opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G.


                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.1 Survival of Representations and Warranties. Except hereinafter provided the representations and warranties of Sellers in Article II and of Purchaser in Article III shall survive the Closing until 15 months following the Closing Date and thereafter no claim (and no action or proceeding arising out of any such claim) may be brought in respect of any misrepresentation or breach of warranty; provided, however, that (i) representations and warranties relating to Taxes shall survive until the running of the statute of limitations with respect to such matters and (ii) representations and warranties relating to title to the Property shall not terminate. The representations and warranties under Section 2.20 of this Agreement shall survive the Closing for a period of three (3) years following the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         SECTION 7.2 Indemnification by Sellers. Except as otherwise limited by this Article VII, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Sellers, jointly and severally, from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by it (hereinafter "Purchaser Losses"), arising out of or resulting from:

                  (a) the breach of any representation or warranty by Sellers contained herein or in any document delivered hereunder at the Closing; or

                  (b) the breach of any covenant or agreement by Sellers contained herein or in any document delivered hereunder at the Closing; or

                  (c)      Excluded Liabilities.

         SECTION 7.3 Indemnification by Purchaser. Except as otherwise limited by this Article VII, Sellers and their officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by it (hereinafter "Sellers Losses"), arising out of or resulting from:

                  (a) the breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder at the Closing; or

                  (b) the breach of any covenant or agreement by Purchaser contained herein or in any document delivered hereunder at the Closing; or

                  (c) the Assumed Liabilities; or

                  (d) Purchaser's operation of the Business after the Closing Date.

         SECTION 7.4  General Indemnification Provisions.

                  (a) For the purposes of this Section 7.4, the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section
7.2 or 7.3, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Seller Losses" or the "Purchaser Losses", as the case may be.

                  (b) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, the method of computation thereof and the basis for the claim, all with reasonable particularity; provided that, subject to the provisions of
Section 7.1 hereof, the failure to provide such notice shall not affect the obligations of the Indemnitor unless it is actually prejudiced thereby. The obligations and liabilities of an Indemnitor under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:
If an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and shall permit the Indemnitor, at its option, to assume and control the defense and/or management of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of intention to do so to the Indemnitee. In the event the Indemnitor exercises its right to undertake the defense against or management of any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense or management and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitor does not exercise its right to undertake the defense or management of any Third Party Claim and the Indemnitee is, directly or indirectly, conducting the defense against or management of any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense or management and make available to it all such witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnitee. Similarly, no Third Party Claim may be settled by the Indemnitee without the prior written consent of the Indemnitor.

         SECTION 7.5 Limits on Indemnification. Except as hereinafter provided no claim may be made against an Indemnitor for indemnification pursuant to
Section 7.2 or 7.3, as the case may be, unless and only to the extent the aggregate of all Losses of the Indemnitee with respect to such Sections shall exceed $25,000. In no event shall the Indemnitor's liability under Section 7.2 or 7.3, as the case may be, exceed Three Hundred Fifty Thousand Dollars ($350,000). There is no minimum with respect to any claim pursuant to Section 7.2(c) of this Agreement or for violation of Section 2.20.

         SECTION 7.6 Special Provisions Regarding Environmental Claims. Notwithstanding any other provision hereunder, in the event Purchaser shall allege a violation of any representation contained in Section 2.20, it shall take no remedial action until it has offered Seller the opportunity to investigate and, if necessary, correct or remediate the alleged condition. Seller, at its expense, may retain such experts, attorneys and consultants as it deems appropriate. In the event Seller elects to control the remediation, any remediation shall be done in a manner determined by Seller and to standards approved by Seller; provided (i) such remediation shall cause the affected property to comply with applicable Environmental Laws and (ii) Seller shall cooperate with Purchaser to limit or minimize interference with Purchaser's operations or use of the facility. In no event shall Seller's costs or obligation arising due to a breach of a representation contained in Section 2.20 exceed Three Million Dollars ($3,000,000).


                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         SECTION 8.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Sellers.

         SECTION 8.2 Waiver. Any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 NON-COMPETITION

         SECTION 9.1 Non-Competition. Subject to consummation of the transactions contemplated hereby, Sellers will not, and will cause its Affiliates not to, for a period of three (3) years from and after the Closing Date, engage, without Purchaser's prior written consent, directly or indirectly, whether for their own account or otherwise, in the Business as conducted on the day prior to the Closing Date (a "Competing Business"); provided, however, that Sellers or any of its Affiliates may own as an investment, directly or indirectly, securities of any corporation or other entity engaged in a Competing Business which are publicly traded if Sellers or any of their Affiliates do not, directly or indirectly, beneficially own 5% or more of the outstanding shares of such entity.

         SECTION 9.2 Non Solicitation. For a period of twenty four months after the Closing Date, Sellers shall not directly or indirectly solicit for employment by Sellers or any other Affiliates any Transferred Employee except
(i) with the prior written consent of Purchaser, or (ii) in the event that the Transferred Employee's employment has been terminated by Purchaser. In the event Sellers solicit for employment a Transferred Employee prior to the expiration of twenty four months following the Closing Date without meeting one of the exceptions set forth in the preceding sentence, Sellers shall pay Purchaser as liquidated damages, and not as a penalty, a sum equal to one year's current salary of such Transferred Employee. This represents the reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable and unforeseeable losses that might result from any such violation of this Section 9.2.


                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Purchaser shall be entitled to be reimbursed by Seller for any expenses which are the obligation of Seller but which have been paid by the Company.

         SECTION 10.2 Consents. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 8.4.

         SECTION 10.3 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned, except by operation of law, by any party hereto without the prior written consent of the other party, which consent may be withheld by either party in its sole discretion. Notwithstanding the foregoing, (i) Purchaser may assign this Agreement and any and all of its rights hereunder, in whole or in part, to any Affiliate of Purchaser and as provided for in Section 10.15 hereof without the prior written consent of Seller, it being understood that no such assignment shall in any way affect the obligations of Purchaser hereunder.

         SECTION 10.4 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

         SECTION 10.5 Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Purchaser until the Assets or right are transferred at the Closing hereunder.

         SECTION 10.6 Entire Agreement. This Agreement and the Schedules and Exhibits and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, except that the obligations of the parties under the Confidentiality Agreement, dated December 22, 1997, between Devoto & Company, Inc. and Purchaser shall survive and be binding on the parties.

         SECTION 10.7 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.8 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered or on the date of receipt or refusal indicated on the return receipt if delivered or sent by facsimile or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

                  (a)      If to Sellers:
                           McKechnie Investments, Inc.
                           2201 Regency Road
                           Suite 701
                           Lexington, Kentucky  40503
                           Attention: Bruce Graben, CFO
                           Fax:  (606) 278-1186
                           with a copy to:

                           Butzel Long Esqs.
                           32270 Telegraph Road
                           Suite 200
                           Birmingham, Michigan  48025
                           Attention:  Gordon W. Didier, Esq.
                           Fax:  (248) 258-1439

                  (b)      If to Purchaser:
                           PVC Container Corporation
                           401 Industrial Way West
                           Eatontown, New Jersey 07724
                           Attention: Phillip L. Friedman
                           Fax: (732) 542-7706

                           with a copy to:
                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, New York  10022
                           Attention:  Herbert S. Meeker, Esq.
                           Fax: (212) 702-5810


or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 10.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its provisions concerning conflicts or choice of law. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement or the Confidentiality Agreement referred to in Section 10.6 may be brought in the courts of the State of New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waives the right to a trial by jury in any such suit, action or other legal proceeding.

         SECTION 10.10 Bulk Sales Law. Purchaser and Seller waive compliance with the provision of any applicable bulk sales laws.

         SECTION 10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         SECTION 10.12 Certain Definitions. As used herein, an "Affiliate" of Purchaser or Seller shall mean any Person controlling, controlled by or under common control with, Purchaser or Seller, as the case may be, and for this purpose "control" of any entity shall mean the direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such Person, or such other relationship as, in fact, constitutes actual control thereof. As used herein, the term "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a governmental entity.

         SECTION 10.13 Publicity. Purchaser and Seller shall cooperate in any public disclosure of the transaction which is the subject hereof within thirty
(30) days of the Closing. During this period, each party will provide a copy of any proposed public statement and make reasonable modifications to such proposed statement suggested by the other party prior to issuing such statement.

         SECTION 10.14 Closing Documents. Any documents executed and delivered by the parties pursuant to Section 1.7 may be delivered by fax with an originally signed document to be delivered by courier.

         SECTION 10.15 Designated Buyer. It is understood and agreed between the parties that Purchaser may cause one or more Affiliates, direct or indirect Subsidiaries or other entities designated by it (the "Designated Buyer") to carry out all or part of the transactions to be carried out by Purchaser under this Agreement; provided, however, that Purchaser nevertheless shall remain liable (as principal and not as guarantor) for all of its obligations and those of any Designated Buyer hereunder.

         SECTION 10.16 Definition of Knowledge. The term "knowledge" as used in this Agreement with respect to: (a) any individual shall mean actual knowledge and (b) any corporation shall mean the actual knowledge of the directors and executive officers of such corporation.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Purchaser as of the date first above written.

                                          PVC CONTAINER CORPORATION



                                          By:
                                              ---------------------------------
                                          Name:   Phillip L. Friedman
                                          Title:  President


                                          MCKECHNIE INVESTMENTS, INC.


                                          By:
                                              ---------------------------------
                                          Name:
                                          Title:


                                          CHARTER SUPPLY COMPANY, INC.


                                          By:
                                              ---------------------------------
                                          Name:
                                          Title:



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